HUTCHINSON and
BLOODGOOD LLP
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS

8954 Rio San Diego Dr., Ste. 600
San Diego, CA 92108
t 619.497.2415 f 619.497.2391
www.hbllp.com

Consent of Hutchinson and Bloodgood LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-134682) (the "Registration Statement") of Command Security Corporation of our report dated June 14, 2007, with respect to the financial statements of Brown Security Industries, Inc., including its wholly-owned subsidiaries Rodgers Police Patrol, Inc. and Strategic Security Services, Inc., for the years ended June 30, 2006 and 2005.

Hutchinson and Bloodgood LLP

/s/ Hutchinson and Bloodgood LLP
San Diego, California
June 28, 2007